Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to the Registration Statement of PRA Health Sciences, Inc. on Form S-1 (No. 333-198644) to be filed on or about November 3, 2014 of our report dated April 15, 2013, on our audits of the consolidated financial statements of CRI Holding Company, LLC and Subsidiaries as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Jenkintown, Pennsylvania

November 3, 2014